EXHIBIT 10.76

                                  EUGENE RAINIS
                              290 Mountainside Road
                            Mendham, New Jersey 07945


                                                                    May 16, 2003

UltraStrip Systems, Inc., as maker of Note
3515 S.E. Lionel Terrace
Stuart, Florida 34997

ATTN: Robert O. Baratta, M.D., President and CEO

         RE:  EXTENSION OF MATURITY OF NOTE AND MODIFICATION OF
              SUBSCRIPTION AND WARRANT PURCHASE AGREEMENT

Dear Dr. Baratta:

         UltraStrip Systems, Inc., a Florida corporation ("UltraStrip"), executed that certain Balloon Promissory Note in the principal amount of up to $862,069.00 as of October 19, 2001 (the "Note"), together with that certain Financing Agreement of even date therewith (the "Financing Agreement") and the Subscription and Warrant Purchase Agreement of even date therewith (the "Warrant Agreement"). On October 19, 2001, the Creditor, together with his wife, Jane Rainis, paid an additional $137,931 pursuant to the Warrant Agreement.

         The Initial Advances, together with all accrued but unpaid interest, were due and payable, in full, on October 18, 2002. The Creditor previously agreed to extend the due date for the Initial Advances, together with all accrued but unpaid interest thereon, until May 16, 2003, in exchange for an increase in the number of Warrants to 292,500.

         The Creditor now hereby agrees to extend the due date for the Initial Advances, together with all accrued but unpaid interest thereon, until September 15, 2003. In exchange for such agreement, UltraStrip agrees to modify to the Warrant Agreement by increasing the number of Warrants from the existing number of 292,500 to a total of 422,500, an increase of 130,000 Warrants. The additional 130,000 Warrants will have a strike price of $0.07 and will expire on May 16, 2023.

         UltraStrip hereby agrees, represents, warrants and covenants that (a) there is no current or threatened breach, and UltraStrip is in compliance with all terms and conditions, under the Note, Financing Agreement and/or Warrant Agreement other than the failure to pay the Initial Advances, together with accrued but unpaid interest thereon, as of May 16, 2003, which date has been extended as provided herein, (b) the Note, Financing Agreement and Warrant Agreement remain in full force and effect except as otherwise amended as provided herein, and (c) it has no claims, actions or causes of actions against the Creditor as of the date hereof.

         Any ambiguities between the terms of this letter and the Note, Financing Agrement, and the Warrant Agreement shall be resolved in favor of the terms of this letter. This letter may be executed in one or more counterparts and each such executed counterpart shall be taken together with all other executed counterparts and constitutue a single intsrument binding upon each such party hereto and their personal and other legal representatives, heirs, successors and permitted assigns. The terms of this letter shall be construed, governed and enforced in accordance with Florida law. The terms of this letter shall only be effective as of May 16, 2003 if and when it is executed by, and delivered to, the Creditor and UltraStrip.

Sincerely,                                          Accepted by:


------------------------------                      --------------------------
Eugene Rainis                                       Robert O. Baratta
Creditor                                            President and CEO
                                                    UltraStrip Systems, Inc.